 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-260756
PROSPECTUS SUPPLEMENT
(To prospectus dated November 19, 2021)
KfW, Frankfurt/Main, Federal Republic of Germany
Information Relating to Canadian Dollar-Denominated Global Notes

Prospectus Supplement dated November 19, 2021

INFORMATION RELATING TO CANADIAN DOLLAR DENOMINATED GLOBAL NOTES
The following description will apply to certain Canadian dollar-denominated global notes offered by KfW’s prospectus dated November 19, 2021(referred to herein as the “notes” and in the prospectus as the “securities”). If and to the extent that the pricing supplement relating to any issue of notes contains terms that are different from the general terms set forth herein, the terms described in that pricing supplement will apply with respect to that issue of notes and supersede the information set forth herein. This description supplements and, if inconsistent, replaces the general description of KfW’s debt securities in the prospectus dated November 19, 2021.
DESCRIPTION OF THE NOTES
General Provisions
Aggregate Principal Amount and Denomination.   The notes will be issued in the aggregate principal amount specified in the applicable pricing supplement, divided into the appropriate number of notes in the denomination as is specified in the applicable pricing supplement, which will rank equally among themselves.
Global Certificates, Notes and Form.   The notes will be represented by one or more permanent global certificates without interest coupons (the “global certificates”). The global certificates will be kept in custody by a custodian specified in the applicable pricing supplement, or any successor to such custodian, for The Depository Trust Company, New York, also known as DTC (“DTC”), until all of our obligations under the notes have been satisfied. The global certificates will be issued in registered form in the name of Cede & Co., as nominee of DTC, also known as the registered holder (“registered holder”), recorded in a register kept by the registrar identified in the applicable pricing supplement and represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC. Each person ultimately holding a note is referred to herein as a “noteholder.” Each global certificate will be manually signed by two of our authorized representatives and manually authenticated by or on behalf of the registrar. Copies of the global certificates will be available free of charge at the paying agent identified in the applicable pricing supplement. Definitive certificates and interest coupons for individual notes will not be issued, unless DTC is unable or unwilling to continue providing its services and a successor securities depository is not obtained. In such a case, a noteholder may request the issue of definitive certificates representing its individual notes and corresponding interest coupons (see “Clearing and Settlement — The Clearing Systems — DTC”).
Transfer.   The notes may be transferred through DTC or its participants. Transfers of notes will require appropriate entries in securities accounts as described in further detail under “Clearing and Settlement — Transfers.”
Status
The notes will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.
Interest
Interest Rate and Due Dates.   Unless otherwise specified in the applicable pricing supplement, the notes will bear interest at the rate per year set forth in that pricing supplement as from the closing date or such other date as is set forth therein. The notes will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest will be payable semi-annually in arrears on the interest payment dates specified in the applicable pricing supplement, or as is otherwise set forth in that pricing supplement. The first interest payment will be due on the first interest payment date specified in the applicable pricing supplement and will be made for the period commencing on the closing date or such other date as is specified in the applicable pricing supplement (inclusive) and ending on the first interest payment date specified in the applicable pricing supplement (exclusive).
Late Payment.   Should we fail to redeem the notes on the due date therefor, interest on the notes will, subject to the provisions with respect to business days (as defined under “— Payments — Business Days”)

and the availability of Canadian dollars (see “— Payments — Availability of Canadian Dollars”), accrue beyond the due date until actual redemption of the notes at the default rate of interest established by law. Under German law, the default rate is five percentage points above the base rate of interest announced by the German Federal Bank effective as of January 1 and July 1 in each year.
Accrued Interest.   Whenever it is necessary to compute any amount of accrued interest in respect of the notes for a period of less than one full year (other than with respect to regular semi-annual interest payments), such interest will be calculated on the basis of the actual number of days in the period and a year of 365 or 366 days, as the case may be (known as “Actual/Actual Canadian Compound Method”) or such other day count convention as is set forth in the applicable pricing supplement.
Maturity; Early Redemption; Repurchase
Maturity.   The notes will be redeemed at their aggregate principal amount on the maturity date set forth in the applicable pricing supplement. Subject to the provisions with respect to early redemption set forth under “— Early Redemption,” if specified in the applicable pricing supplement, and termination for default set forth under “— Termination for Default,” neither will we be entitled to redeem, nor will any noteholder be entitled to demand the repayment of the notes prior to their stated maturity.
Early Redemption.   If specified in the applicable pricing supplement, the notes may be redeemed, in whole but not in part, on the early redemption date or dates as set forth in the applicable pricing supplement, at our option upon prior written notice of no less than the early redemption notice period set forth in the applicable pricing supplement, at the aggregate principal amount together with interest accrued to, but excluding, the applicable early redemption date.
If notes will be redeemable at our option, we may choose to redeem the notes at any time, especially when prevailing interest rates are relatively low. As a result, redemption may adversely affect your return on the notes as you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the notes being redeemed.
Repurchase.   We may at any time purchase and resell notes in the open market or otherwise at any price. Notes so purchased and not resold by us may, at our option, be held or surrendered to the paying agent for cancellation.
Payments
Payments.   Payments of principal of, and interest on, the notes will be made on the relevant payment date (see “— Payment Date and Due Date”) to, or to the order of, the registered holder registered at the close of business on the relevant record date (see “— Record Date”) in the register kept by the registrar in U.S. dollars or Canadian dollars as set forth below.
Any noteholder will receive payments of principal and interest in respect of the notes in U.S. dollars, unless such noteholder elects to receive payments in Canadian dollars in accordance with the procedures set out below. To the extent that noteholders will not have made such election in respect of any payment of principal or interest, and provided that there is no event as described under “— Availability of Canadian Dollars,” the aggregate amount designated for all such noteholders in respect of any such payment (the “CAD conversion amount”) will be converted by the paying agent into U.S. dollars and paid by wire transfer of same-day funds to, or to the order of, the registered holder for payment through DTC’s settlement system to the relevant DTC participants (as defined under “Clearing and Settlement — Certification and Custody”). All costs of any such conversion will be deducted from such payments. Any such conversion will be based on the paying agent’s bid quotation, at or prior to 11:00 A.M., New York City time, on the second conversion business day (as defined below) preceding the relevant payment date, for the purchase by the paying agent of the CAD conversion amount with U.S. dollars for settlement on such payment date. “Conversion business day” means a day which is a New York business day, a Toronto business day and a Frankfurt business day (as defined under “— Business Days”). If such bid quotation is not available, the paying agent will obtain a bid quotation from a leading foreign exchange bank in New York City selected by the paying agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the CAD conversion amount will be made in Canadian dollars to the account or accounts specified by DTC to the paying agent. Until such account or accounts are so specified, the funds still held by the paying agent will bear interest at the rate of interest quoted by the paying agent for deposits with it on an overnight basis, to the extent that the paying agent is reasonably able to reinvest such funds.
Any noteholder may elect to receive payment of principal and interest with respect to the notes in Canadian dollars by causing DTC, through the relevant DTC participant, to notify the paying agent by the time specified below of (i) such noteholder’s election to receive all or a portion of such payment in Canadian dollars and (ii) wire transfer instructions to a Canadian dollar account. Such election in respect of any payment will be made by the noteholder at the time and in the manner required by the DTC procedures applicable from time to time and will, in accordance with such procedures, be irrevocable. DTC’s notification of such election, wire transfer instructions and the amount payable in Canadian dollars pursuant to this paragraph must be received by the paying agent prior to 5:00 P.M., New York City time, on the fifth New York business day (as defined under “— Business Days”) following the relevant record date (as defined under “—Record Date”) in the case of interest and prior to 5:00 P.M., New York City time, on the eighth New York business day prior to the payment date (see “— Payment Date and Due Date”) for the payment of principal. Any payments under this paragraph in Canadian dollars will be made by wire transfer of same-day funds to Canadian dollar accounts designated by DTC.
All payments made by or on behalf of us to, or to the order of, the registered holder at the close of business on the relevant record date will discharge our liability under the notes to the extent of the sums so paid.
Availability of Canadian Dollars.   If we determine that (i) any amount payable on a relevant payment date in Canadian dollars or any successor currency to Canadian dollars provided for by law (the “successor currency”) is not available to us in freely negotiable and convertible funds for reasons beyond our control, (ii) Canadian dollars or the successor currency are no longer used for the settlement of international financial transactions, (iii) the settlement of payments in Canadian dollars or the successor currency by a clearing system may not be effected or is disrupted on a relevant payment date, or (iv) due to other reasons beyond our control either any amount in Canadian dollars or the successor currency payable on a relevant payment date is not available to us, or payments of such amounts may not be effected, we may fulfill our payment obligations by making such payment in U.S. dollars on, or as soon as reasonably practicable after, the respective payment date on the basis of the applicable exchange rate. No further interest or any other payment will be due as a result thereof. The applicable exchange rate for Canadian dollars or the successor currency is (1) if available, the noon U.S. dollar buying rate in New York City for cable transfers for Canadian dollars or the successor currency on the second New York business day preceding the particular payment date as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York City, or any successor rate thereto, (2) if the rate under (1) is not available, the spot foreign exchange rate at which Canadian dollars or the successor currency are offered in exchange for U.S. dollars at noon, Frankfurt time, on the second conversion business day preceding the date on which the payment is effected, or (3) if the rate under (2) is not available, the spot foreign exchange rate for Canadian dollars or the successor currency as determined by us in our equitable discretion.
Record Date.   The record date for purposes of payments of principal and interest (see “— Payments”) will be, in respect of each such payment, the tenth New York business day prior to the relevant payment date.
Business Days.   If any due date for payment of principal or interest in Canadian dollars in respect of any note to, or to the order of, the registered holder is not a Toronto business day, such payment will not be made until the next day which is a Toronto business day, and no further interest will be paid in respect of the delay in such payment. If any due date for payment of principal or interest in U.S. dollars in respect of any note to, or to the order of, the registered holder is not a Toronto business day or not a New York business day, such payment will not be made until the next day which is both a Toronto business day and a New York business day, and no further interest will be paid in respect of the delay in such payment. “New York business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City. “Toronto business day” means any day, other than a Saturday or Sunday, on which credit institutions are open for business in Toronto. “Frankfurt business day” means any day, other than a Saturday or Sunday, on which credit institutions are open for business in Frankfurt am Main.

Payment Date and Due Date.   For the purposes of the terms and conditions of the notes, “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and “due date” means the interest payment date or the maturity date provided for in the applicable pricing supplement, without taking account of any such adjustment.
Taxes
All payments by us in respect of the notes will be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we will not be required to pay any additional amounts in respect of the notes. There will be no “gross-up” provision.
Termination for Default
Unless otherwise specified in the applicable pricing supplement, any noteholder may, at its option, declare its notes due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we fail to pay any amount payable under the notes within 30 days from the relevant due date. The right to declare notes due will cease if we have made payment to, or to the order of, the registered holder before the noteholder has exercised such right. Any notice declaring notes due will be made by means of a notice in text format (Textform, e.g., email or fax) or in written form to be sent to us together with proof that such noteholder at the time of such notice is a holder of the relevant notes by means of a certificate of the noteholder’s custodian as set forth under “— Governing Law; Jurisdiction; Enforcement; Language — Enforcement.” Definitive certificates and interest coupons for individual notes will not be issued in the event of a default.
Registrar and Paying Agent
We will appoint an initial registrar (the “registrar”) and paying agent, identified in the applicable pricing supplement, and, to the extent required by law, an additional paying agent located in Germany (the paying agent referred to at the beginning of this paragraph and, if applicable, any additional paying agent, the “paying agent”). We reserve the right at any time to vary or terminate the appointment of the registrar or any paying agent or approve any change in the office through which they act (the “specified office”), provided that there will at all times be a registrar and a paying agent, and provided further that so long as the notes are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar or the paying agent or in their specified offices by publication in the manner set forth under “— Notices.”
The registrar and the paying agent in such capacities are acting exclusively as our agents and do not have any legal relationship of whatever nature with the registered holder or any noteholder and are not in any event accountable to the registered holder or any noteholder.
Further Issues
We reserve the right, from time to time without the consent of the noteholders, to issue additional notes, on terms identical in all respects to those set forth in the terms and conditions of the notes (except that the date from which interest will accrue may vary), so that such additional notes will be consolidated with, form a single issue with and increase the aggregate principal amount of, the notes. The term “notes” will, in the event of such increase, also include such additional notes.
Notices
All notices regarding the notes will be published (a) in the Federal Republic of Germany in the Federal Gazette (Bundesanzeiger) and, to the extent legally required, in addition thereto, in any other form of media prescribed by law; and (b) in a leading daily newspaper printed in the English language and of general circulation in Canada (expected to be The Globe and Mail). Any notice will become effective for all purposes on the third day following the date of its publication or, if published more than once or on different dates, on the third day following the date of first publication.

Governing Law; Jurisdiction; Enforcement; Language
Governing Law.   The notes, both as to form and content, as well as our rights and duties and those of the noteholders, will be governed by and will be construed in accordance with the laws of the Federal Republic of Germany. Any disposition of the notes, including transfers and pledges, executed between DTC participants, and between DTC itself and DTC participants, will be governed by the laws of the State of New York.
Jurisdiction.   Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.
Enforcement.   Any noteholder may in any proceedings against us or to which the noteholder and we are parties protect and enforce in its own name its rights arising under its notes on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the noteholder, (ii) specifying a principal amount of notes credited on the date of such statement to such noteholder’s securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to DTC and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of DTC and the relevant DTC participant and (b) copies of the global certificates certified as being true copies by a duly authorized officer of DTC or the registrar. For purposes of the foregoing, “custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the noteholder maintains a securities account in respect of any notes and includes DTC and its participants, including any other clearing system which participates in DTC.
Language.   The conditions are written in the English language and accompanied by a German language translation. The English text will be controlling and binding. The German language translation is provided for convenience only.
CLEARING AND SETTLEMENT
The information set forth below with respect to DTC, CDS (as defined below), Euroclear (as defined below) or CBL (as defined below), which are collectively referred to as the clearing systems, is subject to any change in, or reinterpretation of, the rules, regulations and procedures of the clearing systems currently in effect. The information concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any manager named in the applicable pricing supplement take any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests of any noteholder.
Certification and Custody
Clearing and settlement arrangements, including the existing links between CDS Clearing and Depository Services Inc., Canada (“CDS”), Euroclear Bank SA/NV, Belgium, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A., Luxembourg (“CBL”) and the participation of these systems in DTC, will provide investors access to four major clearing systems. At initial settlement, the notes will be represented by one or more permanent global certificates without interest coupons which will not be exchangeable for definitive certificates representing individual notes except in very limited circumstances described under “— The Clearing Systems — DTC.” The global certificates, which are to be held by a custodian for DTC, will be issued in registered form in the name of Cede & Co., as nominee of DTC, and will represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC (“DTC participants”). The notes are expected to be accepted for clearing and settlement through DTC on the closing date specified in the applicable pricing supplement. CDS is directly linked to DTC, and Euroclear and CBL participate in DTC. Accordingly, notes held by investors electing to hold notes through financial institutions that are participants in CDS, Euroclear and CBL (“CDS, Euroclear and CBL participants”) are also represented by the global certificates.
The notes represented by the global certificates will equal the total aggregate principal amount of the notes outstanding at any time. The noteholders as the owners of beneficial interests in the global certificates will not be entitled to have notes registered in their names, and will not be entitled to receive physical delivery of definitive certificates representing individual notes. We may issue definitive certificates representing individual notes in limited circumstances described under “— The Clearing Systems — DTC.”
We will appoint an initial registrar and paying agent, and, to the extent required by German law, an additional paying agent located in Germany, as described in greater detail under the heading “Description of the Notes — Registrar and Paying Agent” and the applicable pricing supplement.
Each issue of notes will be assigned an ISIN number, a CUSIP number, a common code and a WKN number, as set forth in the applicable pricing supplement.
Payments
Principal and interest payments on the notes will be made to the registered holder in U.S. dollars or Canadian dollars as set forth under “Description of the Notes — Payments.” Any noteholder will receive payments of principal and interest in respect of the notes in U.S. dollars, unless such noteholder elects to receive payments in Canadian dollars as set forth under “Description of the Notes — Payments.” All payments duly made by or on behalf of us to, or to the order of, the registered holder will discharge our liability under the notes to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the global certificates. Payments by DTC participants and indirect DTC participants (as defined under “— The Clearing Systems — DTC”) to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices and will be the responsibility of the DTC participants or indirect DTC participants as described below. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the global certificates or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to CDS, Euroclear and CBL participants.
Transfers
Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of DTC, CDS, Euroclear or CBL, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within DTC, CDS, Euroclear or CBL, as the case may be, in accordance with their respective procedures established for this purpose. Transfers of book-entry interests in the notes between any of DTC, CDS, Euroclear and CBL may be effected in accordance with the procedures established for this purpose by DTC, CDS, Euroclear and CBL.
The Clearing Systems
Overview
Beneficial interests in the global certificates will be represented through book-entry accounts at financial institutions acting on behalf of the noteholders as direct and indirect participants in DTC. An investor may elect to hold beneficial interests in the global certificates directly through either DTC, CDS, Euroclear or CBL, if such investor is a participant in any such system, or indirectly through an organization which is a participant in any such system. CDS will hold interests on behalf of its participants through its account at DTC. Euroclear and CBL will hold interests on behalf of their participants through customer securities accounts in the name of Euroclear and CBL on the books of their respective depositories, which in turn will hold such interests in customer securities accounts in their respective names on the books of DTC.
DTC
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as

amended. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“indirect DTC participants”). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.
Purchases of notes under the DTC system must be made by or through direct DTC participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of notes in DTC is, in turn, to be recorded on the direct and indirect DTC participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in certain limited circumstances set forth below.
To facilitate subsequent transfers, all notes deposited by direct DTC participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co., or such other DTC nominee, do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults and proposed amendments to the note documents. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.
If applicable, redemption notices will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each DTC participant in such issue to be redeemed.
Payment of principal of and interest on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct DTC participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the paying agent on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such DTC participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal of and interest on the notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC), is our or the paying agent’s responsibility, disbursement of such payments to direct DTC participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect DTC participants.
DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor depository is not obtained, definitive certificates representing individual notes are required to be printed and delivered.
CDS
CDS Clearing and Depository Services Inc. (“CDS”) is Canada’s national securities clearing and depositary services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer-automated services for financial institutions and investment dealers active in Canadian and international capital markets. CDS participants include banks, investment dealers and trust companies, and may include the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depositary.
CBL
CBL is incorporated under the laws of Luxembourg. CBL is an International Central Securities Depository (ICSD) providing, as its core services, the settlement and custody of transactions in global and international securities and domestic securities traded across borders. CBL holds securities for its customers and facilitates the settlement and custody of securities transactions between CBL customers through electronic book-entry transfers between accounts of CBL customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including Canadian dollars. CBL provides to its customers, among other things, services for safekeeping, administration, settlement and custody of securities, as well as collateral management, securities lending and borrowing services.
CBL is licensed as a credit institution in Luxembourg and, as such, is subject to regulation by the Commission de Surveillance du Secteur Financier. CBL is also a depository of securities and other financial instruments which operates a securities settlement system and, as such, is supervised by the Central Bank of Luxembourg.
CBL customers are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may include the managers. Indirect access to CBL is available to other institutions that clear through or maintain a custodial relationship with an accountholder of CBL. CBL has established an electronic bridge with Euroclear to facilitate settlement of trades between CBL and Euroclear.
Distributions with respect to notes held beneficially through CBL will be credited to cash accounts of CBL customers in accordance with CBL’s rules and procedures.
Euroclear
Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearing and settlement of securities transactions between Euroclear participants as defined in the Terms and Conditions Governing Use of Euroclear as amended from time to time and between Euroclear participants and participants of certain other securities settlement systems through electronic book-entry changes in accounts of such participants or through other securities intermediaries.
Euroclear provides Euroclear participants, among other things, with safekeeping, administration, clearing and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Certain of the managers or other financial entities involved in the offering may be Euroclear participants.
Clearing and Settlement.   Although Euroclear has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants and between Euroclear participants and participants of other securities settlement systems, it is under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time.
Initial Distribution.   Investors electing to acquire notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Notes to be acquired against payment through an account with Euroclear will be credited to the securities clearing accounts of the respective Euroclear participants in the securities processing cycle for the same business day or the business day following the settlement date for value as of the settlement date.
Secondary Market.   Investors electing to acquire, hold or transfer notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions in securities. Euroclear will not monitor or enforce any transfer restrictions with respect to the notes offered herein.
Custody.   Investors who are participants in the Euroclear system may acquire, hold or transfer interests in the notes by book-entry to accounts with Euroclear. Investors who are not participants in the Euroclear system may acquire, hold or transfer interests in the notes through accounts with a participant in the Euroclear system or any other securities intermediary that holds a book-entry interest in the notes through one or more securities intermediaries standing between such other securities intermediary and Euroclear.
Custody Risk.   Investors that acquire, hold and transfer interests in the notes by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their securities intermediary, as well as the laws and contractual provisions governing the relationship between such securities intermediary and each other securities intermediary, if any, standing between such securities intermediary and Euroclear.
Global Clearing and Settlement Procedures
Initial Settlement
Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic U.S. dollar-denominated bond market will be followed for primary market purchasers which are participants in DTC, and notes will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Cross-border settlement procedures for the U.S. market will be followed for primary market purchasers which are Euroclear or CBL participants, and notes will be credited to their securities clearance accounts either on the issue date or on the settlement day following the relevant issue date and, in case of settlement against payment, the related cash will be booked with value date equal to the relevant issue date. Investors electing to hold their notes through CDS will follow the settlement procedures applicable to Canadian corporate debt obligations.
Secondary Market
Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Euroclear and CBL participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and CBL and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. Secondary market sales of book-entry interests in the notes between CDS participants will be conducted in accordance with market conventions applicable to transactions in book-based Canadian corporate debt obligations.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through CDS, Euroclear or CBL, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant clearing system by its U.S. depository; however, such cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depository to support settlement on its behalf by delivering or receiving interests in global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. CDS, Euroclear and CBL participants may not deliver instructions directly to the U.S. depositories of their respective clearing systems.
Because of time zone differences, credits or notes received in Euroclear or CBL as a result of a transaction with a DTC participant will be dated either the same day or the business day following the DTC settlement date. Cash received in Euroclear or CBL as a result of sales of notes by or through a Euroclear or CBL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CBL cash account only as of the business day following settlement in DTC.
INFORMATION ON CURRENCY CONVERSION AND FOREIGN EXCHANGE EXPOSURE
Currency Conversion
Initial purchasers are required to pay for the notes in Canadian dollars. Each manager may, under certain terms and conditions, arrange for the conversion of U.S. dollars into Canadian dollars to enable U.S. purchasers to pay for the notes in Canadian dollars. Each such conversion will be made by such manager on such terms and subject to such conditions, limitations and charges as such manager may from time to time establish in accordance with its regular foreign exchange practices, and subject to any applicable laws and regulations. All costs of conversion will be borne by such purchasers of the notes. See also “— Foreign Exchange Exposure.” For the specific payment procedures in connection with the payments to be made by us under the notes, see “Description of the Notes — Payments.”
Foreign Exchange Exposure
An investment in the notes, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the “home currency”), entails significant risks that are not associated with a similar investment in a security denominated in the home currency. These risks include, without limitation, the possibility of significant changes in the rate of exchange between the home currency and the Canadian dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the Canadian dollar. Such risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the notes. Depreciation of the Canadian dollar against the relevant home currency could result in a decrease in the effective yield of the notes below the coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.
The description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than your home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in the notes.
SUBSCRIPTION AND SALE
Subscription Agreement
As specified in more detail in the applicable pricing supplement, we expect that the managers named in the applicable pricing supplement will agree with us, severally and not jointly, pursuant to a subscription agreement, to subscribe and pay for the notes according to the terms described in the applicable pricing supplement. We expect that the managers will commit to take and pay for all of the notes, if any are taken, under the terms and conditions of the subscription agreement. We may also agree to bear certain costs and expenses incurred by the managers in connection with the issue, subscription and offering of the notes. After the initial public offering, the price to public may be changed.
Certain Selling Restrictions
The notes will only be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. Unless otherwise provided in the applicable pricing supplement, the following selling restrictions will apply to the notes.
European Economic Area.   We expect that each manager will represent and agree that in relation to each Relevant State it has not made and will not make an offer of the notes to the public in that Relevant State, except that it may make an offer of the notes to the public in that Relevant State at any time in any circumstances which do not require the publication by the Issuer of a prospectus pursuant to (i) Article 1(4) of the Prospectus Regulation or (ii) any applicable national law of that Relevant State.
For the purposes of this provision, the following expressions have the meanings specified below:
“offer of the notes to the public” in relation to the notes in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes;
“Relevant State” means each of the member states of the European Economic Area; and
“Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.
United Kingdom.   We expect that each manager will represent and agree that it has not made and will not make an offer of the notes to the public in the United Kingdom, except that it may make an offer of the notes to the public in the United Kingdom at any time in any circumstances which do not require the publication by the issuer of a prospectus pursuant to Section 86 of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of such notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
For the purposes of this provision, the following expressions have the meanings specified below:
“offer of the notes to the public” in relation to the notes in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes; and
“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.
United States.   We expect that each manager will represent and agree that in connection with any offering and distribution of the notes and the distribution of the prospectus and any other offering material relating to the notes in the United States such manager will comply with and cause any of its affiliates which offers or sells notes in the United States to comply with applicable United States law and any applicable laws, rules and regulations of any relevant state jurisdiction. We expect that any offers and sales of notes in the United States by the managers will be made through their registered broker-dealer affiliates.
Japan.   We expect that each manager will acknowledge and agree that the notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale, directly or indirectly, in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Canada.   The notes will not be qualified for sale under the securities laws and regulations of any province or territory of Canada. Each manager is expected to represent and agree that it has not offered, sold, distributed or delivered, and that it will not offer, sell, distribute or deliver, any notes, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof in contravention of the securities laws or regulations of any province or territory of Canada. Each manager is expected to further agree to deliver to any dealer who purchases any notes from it a notice stating in substance that, by purchasing such notes, such dealer represents and agrees that it has not offered, sold, distributed or delivered, and it will not offer, sell, distribute or deliver, any such notes, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof in contravention of the securities laws or regulations of any province or territory of Canada and that it will deliver to any other dealer to whom it sells any of such notes a notice containing substantially the same statement as is contained in this sentence. Each manager is expected to agree not to distribute or deliver the prospectus or any other offering material relating to the notes in Canada in contravention of the securities laws or regulations of any province or territory of Canada. Each manager is expected to agree to furnish upon request a certificate stating that such manager has complied with the restrictions described above.
Hong Kong.   We expect that each manager will represent and agree that (a) it has not offered and sold, and will not offer or sell, in Hong Kong, by means of any document, any notes (except for notes which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”)) other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or (iii) to “professional investors” within the meaning of the SFO and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO; and (b) it has not issued, or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.
Public Offer.   We expect that each manager will acknowledge that (other than in the United States) no action has been or will be taken in any jurisdiction by the managers or us that would permit a public offering of the notes, or possession or distribution of the prospectus or any other offering material relating to the notes, in any jurisdiction where action for those purposes is required. Each manager is expected to comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells, distributes or delivers notes or has in its possession or distributes the prospectus or any other offering material relating to the notes and will obtain or make, give or fulfill any consent, approval, registration, notice, permission or other regulatory requirement required by it or us for the purchase, offer, sale, distribution or delivery of the notes and the possession or distribution of the prospectus or any other offering material relating to the notes under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any such purchase, offer, sale, distribution or delivery, in all cases at its own expense.
Other Provisions
Conditions.   We expect that the subscription agreement will provide that the obligations of the managers are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the managers may have the right, after consultation with us, to terminate the subscription agreement at any time prior to the payment of the purchase price if there will have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the notes or dealing in the notes in the secondary market.
No Established Trading Market.   The notes will be a new issue of securities with no established trading market. We expect that application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Loi du 16 juillet 2019 relative aux prospectus pour valeurs mobilières et portant mise en æuvre du règlement (UE) 2017/1129 (Luxembourg

Prospectus Act). We expect that the managers will intend to make a market in the notes. The managers may agree to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the notes.
Stabilization.   In connection with an offering of notes, we may appoint a stabilization manager. The stabilization manager or any person acting for it may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilization manager or any person acting for it of a greater number of the notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
The stabilization manager may also impose a penalty bid, which occurs when a particular manager repays to the stabilization manager a portion of the underwriting discount received by it because the stabilization manager or any person acting for it has repurchased notes sold by or for the account of such manager in stabilizing or short covering transactions.
These activities by the stabilization manager or any person acting for it may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the stabilization manager or any person acting for it at any time. These transactions may be effected in the over-the-counter market or otherwise.
Delivery and Settlement
It is expected that delivery of the notes will be made upon the instructions of the managers against payment on or about the date specified in the penultimate paragraph of the cover page of the applicable pricing supplement, which we expect to be later than the second New York business day following the date of pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade notes on the date of pricing of the notes or the succeeding business days up to two days prior to the date of delivery of the notes, it may be required, by virtue of the fact that the notes will initially settle later than on the second New York business day following the date of pricing of the notes or any other day as specified in the applicable pricing supplement, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on any day for which settlement within two New York business days would not be possible should consult their own advisors.